Pricing Supplement No. 1134/A† To underlying supplement No. 4 dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated March 17, 2011; Rule 424(b)(3)
Deutsche Bank AG
Deutsche Bank AG, London Branch
$1,737,000 Alpha Overlay Securities Linked to the Deutsche Bank Liquid Alpha USD 5 Total Return® Index and the Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD) due March 18, 2014
General
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The Alpha Overlay Securities (the “securities”) are designed for investors who seek a return at maturity that offers exposure to one times the appreciation or depreciation of the Deutsche Bank Liquid Alpha USD 5 Total Return® Index and three times the appreciation or depreciation of the Deutsche Bank Equity Mean Reversion Alpha Index, which provides investors with long exposure to daily volatility and short exposure to weekly volatility, in each case, of the S&P 500® Index in order to capture the potential negative serial correlation between daily volatility and weekly volatility, reduced, in each case, by the respective adjustment factor. Investors should be willing to forgo any coupon payments and, if either index depreciates or fails to appreciate sufficiently to offset the effect of the respective adjustment factors over the term of the securities, to lose some or all of their initial investment. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event (as described below), in which case investors will lose a significant portion, and could lose all, of their investment. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due March 18, 2014.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on March 15, 2011 (the “Trade Date”) and are expected to settle on March 18, 2011 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The securities are linked to the performance of two indices, as set forth below (each a “Basket Index” and, collectively, the “Basket Indices”)
	Basket Index	Ticker Symbol	Initial Reference Level
	Deutsche Bank Liquid Alpha USD 5 Total Return® Index (“Liquid Alpha”)	DBLAUT5J	2,935.586
	Deutsche Bank Equity Mean Reversion Alpha Index ( “EMERALD”)	DBVEMR	210.190
	You will receive a cash payment on the Maturity Date or Redemption Trigger Payment Date, as applicable, per $1,000 Face Amount of securities, calculated as follows:
	$1,000 x	(	Final Basket Level	)
Initial Basket Level
The minimum Redemption Amount will be zero. Your investment will be fully exposed to any depreciation in Liquid Alpha and three times any depreciation in EMERALD.
Initial Basket Level:	100
Basket Level:	On any trading day: 100 × (1 + Liquid Alpha Performance + 3 × EMERALD Performance)
Final Basket Level:	The Basket Level as determined by Deutsche Bank AG, London Branch on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be.
Liquid Alpha Performance	(	Final Reference Level Initial Reference Level	) x	Liquid Alpha Adjustment Factor - 1
EMERALD Performance	(	Final Reference Level Initial Reference Level	) x	EMERALD Adjustment Factor - 1
(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-7 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement No. 4, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$1,737,000.00	$4,342.50	$1,732,657.50
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.  The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 Face Amount of securities.
The agent for this offering is our affiliate.  For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
March 17, 2011

(Key Terms continued from previous page)

Initial Reference Level:	The closing level for the respective Basket Index on the Trade Date, as set forth in the table above.
Final Reference Level:	For purposes of calculating the Redemption Amount payable on the Maturity Date:
• the closing level for the respective Basket Index on the Final Valuation Date.
For purposes of calculating the Redemption Amount payable on the Redemption Trigger Payment Date:
• the closing level for the respective Basket Index on the Redemption Trigger Valuation Date.
For all other purposes:
• the closing level for the respective Basket Index on the applicable trading day.
The closing levels on any trading day are subject to adjustment in the event of a Market Disruption Event††.
Liquid Alpha Adjustment Factor:	0.9925 – (0.01 × (Days / 365))
EMERALD Adjustment Factor:	1 – (0.01 × (Days / 365))

with respect to each Adjustment Factor, “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the Redemption Trigger Valuation Date (each, a “Valuation Date”), as applicable.

Redemption Trigger Level:	40
Redemption Trigger Event:
A Redemption Trigger Event occurs if the Basket Level on any trading day during the Observation Period is less than the Redemption Trigger Level (such trading day, the “Redemption Trigger Date”).  The securities will be redeemed by the Issuer for the Redemption Amount calculated as of two trading days following the Redemption Trigger Date (the “Redemption Trigger Valuation Date”), with payment made on the date that is five business days after the Redemption Trigger Valuation Date (the “Redemption Trigger Payment Date”).

Observation Period:
The period of trading days on which there is no Market Disruption Event with respect to the Basket Indices, from (but excluding) the Trade Date to (and including) the fourth trading day immediately prior to the Final Valuation Date

Trade Date:	March 15, 2011
Settlement Date:	March 18, 2011
Final Valuation Date:	March 13, 2014, subject to postponement if such day is not a trading day or in the event of a Market Disruption Event††
Maturity Date:	March 18, 2014, subject to postponement if such day is not a business day or in the event of a Market Disruption Event††
CUSIP / ISIN:	2515A1 5B 3 / US2515A15B38
†This amended and restated pricing supplement supersedes pricing supplement No. 1134 in its entirety.  We refer to this amended and restated pricing supplement as “pricing supplement.”
†† For more information regarding Market Disruption Events see “General Terms of the Securities – Market Disruption Events” herein.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 4 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200364/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement No. 4, and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following table illustrates the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of Liquid Alpha and EMERALD, payable on the Maturity Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and assumes a period of 1094 calendar days from the Trade Date to the Final Valuation Date. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of this table and these examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion, and could lose all, of your investment in the securities.

	Index Performance Excluding Adjustment Factors	Index Performance Including Adjustment Factors
Liquid Alpha	50.00%	44.38%
EMERALD	30.00%	26.10%
Final Basket Level		222.690
Redemption Amount		$2,226.90
Liquid Alpha	0.03%	-3.72%
EMERALD	0.20%	-2.80%
Final Basket Level		87.872
Redemption Amount		$878.72
Liquid Alpha	5.00%	1.07%
EMERALD	-10.60%	-13.28%
Final Basket Level		61.227
Redemption Amount		$612.27
Liquid Alpha	-10.00%	-13.37%
EMERALD	-10.00%	-12.70%
Final Basket Level		48.535
Redemption Amount		$485.35

The following examples are for illustrative purposes only and assume Initial Reference Levels of 2,945.00 and 210.00 for Liquid Alpha and EMERALD, respectively. These are not the actual Initial Reference Levels as determined on the Trade Date.

Example 1: The Final Reference Level of Liquid Alpha increases 50.00% to 4,417.50 from the Initial Reference Level of 2,945.00, and the Final Reference Level of EMERALD increases 30.00% to 273.00 from the Initial Reference Level of 210.00. Assuming a period of 1094 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 222.690, calculated as follows:

Final Basket Level	=	100 x [1 + Liquid Alpha Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((4,417.50/2,945.00 × (0.9925 – 0.01 × 1094/365) -1) + (3 × ((273.00/210.00 × (1 – 0.01 × 1094/365) -1))]
	=	222.690

Accordingly, you would receive a Redemption Amount of $2,226.90 per $1,000.00 Face Amount, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	222.690
				100
	=	$2,226.90

Example 2: The Final Reference Level of Liquid Alpha increases 0.03% to 2,945.88 from the Initial Reference Level of 2,945.00, and the Final Reference Level of EMERALD increases 0.20% to 210.42 from the Initial Reference Level of 210.00. In this case, even though the Final Reference Levels of Liquid Alpha and EMERALD are both greater than the Initial Reference Levels, you would receive a payment at maturity that is less than $1,000.00 Face Amount of securities because the increases in the Final Reference Levels are not sufficient to offset the effect of the Liquid Alpha Adjustment Factor and the EMERALD Adjustment Factor. Assuming a period of 1094 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 87.872, calculated as follows:

Final Basket Level	=	100 x [1 + Liquid Alpha Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((2,945.88/2,945.00 × (0.9925 – 0.01 × 1094/365) -1) + (3 × ((210.42/210.00 × (1 – 0.01 × 1094/365) – 1))]
	=	87.872

Accordingly, you would receive a Redemption Amount of $878.72 per $1,000.00 Face Amount, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	87.872
				100
	=	$878.72

Example 3: The Final Reference Level of Liquid Alpha increases 5.00% to 3,092.25 from the Initial Reference Level of 2,945.00, and the Final Reference Level of EMERALD decreases 10.60% to 187.74 from the Initial Reference Level of 210.00. In this case, even though the Final Reference Level of Liquid Alpha is greater than the Initial Reference Level, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 Face Amount of securities because the increase in the level of Liquid Alpha is offset by a greater and leveraged decrease in the level of EMERALD. Assuming a period of 1094 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 61.227, calculated as follows:

Final Basket Level	=	100 x [1 + Liquid Alpha Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((3,092.25/2,945.00 × (0.9925 – 0.01 × 1094/365) -1) + (3 × ((187.74/210.00 × (1 – 0.01 x 1094/365) – 1))]
	=	61.227

Accordingly, you would receive a Redemption Amount of $612.27 per $1,000.00 Face Amount, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	61.227
				100
	=	$612.27

Example 4: The Final Reference Level of Liquid Alpha decreases 10.00% to 2,650.50 from the Initial Reference Level of 2,945.00, and the Final Reference Level of EMERALD decreases 10.00% to 189.00 from the Initial Reference Level of 210.00. In this case, since the Final Reference Levels of Liquid Alpha and the EMERALD are less than the Initial Reference Levels, you would receive a payment at maturity that is significantly less than $1,000.00 per

$1,000.00 Face Amount of securities. Assuming a period of 1094 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 48.535, calculated as follows:

Final Basket Level	=	100 x [1 + Liquid Alpha Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((2,650.50/2,945.00 × (0.9925 – 0.01 × 1094/365) -1) + (3 × ((189.00/210.00 × (1 – 0.01 x 1094/365) – 1))]
	=	48.535

Accordingly, you would receive a Redemption Amount of $485.35 per $1,000.00 Face Amount, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	48.535
				100
	=	$485.35

The following table illustrates the hypothetical Redemption Amounts per $1,000 Face Amount on a hypothetical Redemption Trigger Payment Date for hypothetical performances of Liquid Alpha and EMERALD. The hypothetical Redemption Amounts set forth below assume Initial Reference Levels of 2,945.00 and 210.00 for Liquid Alpha and EMERALD, respectively, a Redemption Trigger Event occurs on May 16, 2012, May 18, 2012 is the Redemption Trigger Valuation Date, May 25, 2012 is the Redemption Trigger Payment Date, and a period of 430 calendar days from the Trade Date to the Redemption Trigger Valuation Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be. The numbers appearing in the following table and examples have been rounded for ease of analysis.

On Day of Redemption Trigger Event (May 16, 2012)			On Redemption Trigger Valuation Date (May 18, 2012)			On Redemption Trigger Payment Date (May 25, 2012)
Final Reference Level (Liquid Alpha Index)	Final Reference Level ( EMERALD Index)	Basket Level	Final Reference Level (Liquid Alpha Index)	Final Reference Level ( EMERALD Index)	Final Basket Level	Redemption Amount	Return on Securities
1,600	180	7.412	1,602	175	0.403	$4.03	-99.60%
2,325	165	10.380	2,375	170	19.086	$190.86	-80.91%

Example 1: The Final Reference Level of Liquid Alpha decreases from the Initial Reference Level of 2,945.00 to 1,600.00 on May 16, 2012 and then increases to 1,602.00 on May 18, 2012, and the Final Reference Level of EMERALD decreases from the Initial Reference Level of 210.00 to 180.00 on May 16, 2012 and then decreases to 175.00 on May 18, 2012. Assuming a period of 430 calendar days from the Trade Date to the Redemption Trigger Valuation Date, the Final Basket Level would be 0.403, calculated as follows:

Final Basket Level	=	100 x [1 + Liquid Alpha Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((1,602.00/2,945.00 × (0.9925 – 0.01 × 430/365) -1) + (3 × (175.00/210.00 × (1 – 0.01 x 430/365) – 1))]
	=	0.403

In this case, assuming the Basket Level was never less than the Redemption Trigger Level prior to May 16, 2012, a Redemption Trigger Event would occur on May 16, 2012, making May 18, 2012 the Redemption Trigger Valuation Date and May 25, 2012 the Redemption Trigger Payment Date.

Accordingly, you would receive a Redemption Amount of $4.03 per $1,000.00 Face Amount, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
Initial Basket Level

=	$1,000	x	0.403
			100
=	$4.03

Example 2: The Final Reference Level of Liquid Alpha decreases from the Initial Reference Level of 2,945.00 to 2,325.00 on May 16, 2012 and then increases to 2,375.00 on May 18, 2012, and the Final Reference Level of EMERALD decreases from the Initial Reference Level of 210.00 to 165.00 on May 16, 2012 and then increases to 170.00 on May 18, 2012. Assuming a period of 430 calendar days from the Trade Date to the Redemption Trigger Valuation Date, the Final Basket Level would be 19.086, calculated as follows:

Final Basket Level	=	100 x [1 + Liquid Alpha Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((2,375.00/2,945.00 × (0.9925 – 0.01 × 430/365) -1) + (3 × (170.00/210.00 × (1 – 0.01 × 430/365) – 1))]
	=	19.086

In this case, assuming the Basket Level was never less than the Redemption Trigger Level prior to May 16, 2012, a Redemption Trigger Event would occur on May 16, 2012, making May 18, 2012 the Redemption Trigger Valuation Date and May 25, 2012 the Redemption Trigger Payment Date.

Accordingly, you would receive a Redemption Amount of $190.86 per $1,000.00 Face Amount, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	19.086
				100
	=	$190.86

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns when any positive Liquid Alpha Performance is combined with three times any positive EMERALD Performance in calculating the Redemption Amount. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer 100% participation in the appreciation or depreciation of Liquid Alpha and 300% in the appreciation or depreciation of EMERALD, each reduced by the respective adjustment factors. In the case of EMERALD, the investor is exposed to three times any appreciation or depreciation of such index. Any negative Liquid Alpha Performance when combined with three times any negative EMERALD Performance in calculating the Redemption Amount will result in an accelerated loss on your investment. Your payment at maturity or upon a Redemption Trigger Event will be further reduced by the Liquid Alpha Adjustment Factor and the EMERALD Adjustment Factor.

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POTENTIAL EARLY EXIT WITH MANDATORY LOSS DUE TO REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion of your initial investment in the securities and may lose all of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will be entitled only to the applicable Redemption Amount payable on the Redemption Trigger Payment Date based on the Final Basket Level on the Redemption Trigger Valuation Date, even if the Basket Indices subsequently appreciate. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any appreciation of the Basket that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and could lose all, of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF TWO INDICES — The return on the securities, which may be positive or negative, is fully exposed to the performance of two indices: Liquid Alpha and EMERALD. Exposure to EMERALD is on a three-times leveraged basis.

The Deutsche Bank Liquid Alpha USD 5 Total Return® Index (Liquid Alpha)

Liquid Alpha is intended to reflect the combined total return performance of a number of indices referred to as “Liquid Alpha Constituents” selected from among a pool of available indices referred to as “Selection Pool Indices”. The Selection Pool Indices are proprietary indices of Deutsche Bank or Standard & Poor’s and are categorized into one of five asset classes: equity, rates, commodities, FX and cash. The Liquid Alpha Constituents comprising Liquid Alpha and their weights are selected by a process involving Deutsche Bank AG, London Branch or any duly appointed successor as Index Sponsor (the “Index Sponsor”) using a computer-based model (the “Model”), designed, owned and controlled by Deutsche Bank AG, London Branch. The Model is intended, on each Index Selection Date (as defined in the accompanying underlying supplement), to identify a notional portfolio of the Selection Pool Indices that, if Liquid Alpha had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for Liquid Alpha during such period at a predetermined level of volatility. Certain of the Selection Pool Indices involve a dynamic allocation to underlying reference assets reflecting an alpha investment strategy. “Alpha” refers to the difference in the performance of an asset relative to a benchmark asset and an alpha investment strategy is a strategy that aims to generate returns without regard to the direction of the benchmark asset. For additional information about Liquid Alpha, see the information set forth under “The Deutsche Bank Liquid Alpha USD 5 Total Return® Index” in this pricing supplement and “The Deutsche Bank Liquid Alpha USD 5 Total Return® Index in underlying supplement No. 4.

The Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD)

EMERALD tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500® Index on a weekly rolling basis. EMERALD was created by Deutsche Bank AG, the Index Sponsor, on October 12, 2009 and is calculated, maintained and published by the Index Sponsor. EMERALD is denominated in U.S. dollars and its closing level was set to 100 on March 16, 1998, the Index Base Date.

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THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR ON THE REDEMPTION TRIGGER PAYMENT DATE — The payment at maturity or upon a Redemption Trigger Event will be reduced by the adjustment factors. The Liquid Alpha Adjustment Factor and the EMERALD Adjustment Factor are applied to the Liquid Alpha Performance and the EMERALD Performance, respectively, on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether the Final Reference Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, is greater than, less than or equal to the Initial Reference Level for either Basket Index. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Indices. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

Risks Relating to the Securities

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon a Redemption Trigger Event is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. Your investment will be fully exposed to 100% of any decline in Liquid Alpha and 300% of any decline in EMERALD. As the return on the securities is linked to the leveraged performance of EMERALD, a decline in the level of EMERALD could have a significant negative impact on the Basket Level and thus on your return. In particular, any positive performance of Liquid Alpha may be offset by negative performance of EMERALD, which will be multiplied by three (3), and the Basket Level could decline very rapidly if both Liquid Alpha and EMERALD decline simultaneously. In addition, the adjustment factors will reduce the Redemption Amount payable in respect to the securities, whether the performance of either Basket Index is positive or negative. You will lose some or all of your initial investment if the Final Basket Level is less than the Initial Basket Level, and your loss may be accelerated because your investment is fully exposed to any negative Liquid Alpha Performance and three times any negative EMERALD Performance, which performances are combined in calculating the Redemption Amount.

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YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF LIQUID ALPHA AND THREE TIMES THE PERFORMANCE OF EMERALD — The Redemption Amount payable at maturity or upon early redemption will reflect any appreciation or depreciation of Liquid Alpha and three times any appreciation or depreciation of EMERALD, in each case as measured from the Trade Date to the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and reduced by the respective adjustment factor. The performance of each Basket Index is combined in calculating the Redemption Amount, with the effect of magnifying losses if the levels of the Basket Indices decline or offsetting gains if the level of one Basket Index increases and the level of the other Basket Index declines. Because the securities are linked to EMERALD on a three times leveraged basis, any negative performance of EMERALD will have a substantial effect on your return even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment at maturity or upon early redemption pursuant to the occurrence of a Redemption Trigger Event, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the payment at maturity or upon early redemption pursuant to the occurrence of a Redemption Trigger Event owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Indices and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

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THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon a Redemption Trigger Event will be reduced because of the inclusion of an adjustment factor in the calculation of the performance of each Basket Index. The adjustment factor for Liquid Alpha reduces the Liquid Alpha Performance by approximately 75 basis points (.75%) plus approximately 100 basis points (1.00%) each year the securities remain outstanding. The adjustment factor for EMERALD reduces the EMERALD Performance by approximately 1.00% each year the securities remain outstanding. Because of the three-times leverage, the effect of the adjustment factor for EMERALD is tripled, resulting in an overall reduction of approximately 3.00% each year the securities remain outstanding. Accordingly, because the securities are linked to EMERALD on a three-times leveraged basis, the EMERALD Adjustment Factor will be magnified in calculating the Basket Level. The dollar amount by which the adjustment factors reduce the Redemption Amount increases as the Final Reference Levels of the Basket Indices increase. The Liquid Alpha Adjustment Factor and the EMERALD Adjustment Factor are applied to the Liquid Alpha Performance and the EMERALD Performance, respectively, on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether or not the Final Reference Level is greater than the Initial Reference Level for either Basket Index. At maturity or upon a Redemption Trigger Event, you will receive less than your original investment unless the sum of the Liquid Alpha Performance and three times the EMERALD Performance, taking into account the adjustment factors, is equal to or greater than zero.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. If a Redemption Trigger Event does not occur, at maturity, you will receive a positive return on your investment only if the Final Basket Level as measured on the Final Valuation Date exceeds the Initial Basket Level. Even if the Final Basket Level on the Final Valuation Date is greater than the Initial Basket Level, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If a Redemption Trigger Event occurs, we will redeem the securities for the Redemption Amount on the Redemption Trigger Payment Date. The Redemption Amount payable on the Redemption Trigger Payment Date will be calculated using the Final Basket Level on the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If the Basket Level is less than the Redemption Trigger Level on any trading day during the Observation Period, a Redemption Trigger Event has occurred, your Redemption Amount will be determined on the Redemption Trigger Valuation Date, and you will lose a significant portion of your initial investment, and you may lose your entire investment. In addition, you will not benefit from any increase in the Basket Level that may occur after the Redemption Trigger Valuation Date, and you will not be able to hold your securities to maturity.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full Face Amount of your securities, the issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE SPONSOR OF THE BASKET INDICES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of the Basket Indices. We, as Index Sponsor, will determine whether there has been a Market Disruption Event (as defined herein) with respect to a Basket Index. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of such Basket Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Basket Indices, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the levels of the Basket Indices in the event the regular means of determining the levels of the Basket Indices are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Basket Indices, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of the Basket Indices. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of the Basket Indices may affect the Redemption Amount you receive at maturity or upon a Redemption Trigger Event, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Basket Indices, investment strategies reflected by the Basket Indices or any underlying components of the Basket Indices (or various contracts or products related to the Basket Indices or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Basket Levels and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the indices to which the securities are linked.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Basket Indices on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the levels of the Basket Indices, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including: the volatility of the Basket Indices; the time remaining to maturity of the securities; the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices; the currency markets generally; the value of Treasury Bills; interest and yield rates generally; monetary policies of the Federal Reserve Board and other central banks of various countries; inflation and expectations concerning inflation; the equity markets generally and any stock prices and dividend rates reflected in the Basket Indices; the financial condition and results of operations of any companies whose shares comprise the Basket Indices and conditions generally in the industries in which such companies operate; supply and demand for the securities; a variety of economic, financial, political, regulatory or judicial events including wars, acts of terrorism; and natural disasters; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities, as prepaid financial contracts, that is described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Prospective investors should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Indices

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THE CORRELATION AMONG THE BASKET INDICES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Indices increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Indices, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Indices, meaning the positive performance of one Basket Index could be entirely offset by the negative performance of the other.

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THE BASKET INDICES HAVE VERY LIMITED PERFORMANCE HISTORY — Calculation of Liquid Alpha began on April 17, 2008. Calculation of EMERALD began on October 12, 2009. Therefore, the Basket Indices have very limited performance history and no actual investment which allowed tracking of the performance of the Basket Indices was possible before these respective dates.

Risks relating to EMERALD

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EMERALD STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an index exhibiting negative serial correlation would under-represent the amount by which the index moved during the week and realized volatility measured from daily returns of such an index would exceed realized volatility measured from weekly returns. EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500® Index by periodically buying daily volatility and selling weekly volatility on the S&P 500® Index in equal notional amounts.  EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative serial correlation between the daily volatility and weekly volatility on the S&P 500® Index will exist at any time during the term of the securities and thus no assurance that EMERALD will appreciate during the term of the securities. EMERALD employs the methodology described herein under “EMERALD” to implement its underlying strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation between the daily volatility and weekly volatility on the S&P 500®. You will not benefit from any results determined on the basis of any such alternative measure.

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EMERALD CONTAINS EMBEDDED COSTS — Each sub-Index of EMERALD represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.  Each week the notional amount of each sub-Index of EMERALD is reset based on the volatility at resetting over a 6 month period.  The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day.  The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry.  The daily observed volatility of each sub-Index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD.  Historically, this cost factor has been on average approximately 1 basis point (0.01%) per trading day.

Risks relating to Liquid Alpha

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LIQUID ALPHA STRATEGY RISK — Liquid Alpha is intended to reflect the combined total return performance of a number of indices referred to as Liquid Alpha Constituents. The Liquid Alpha Constituents and their weights are selected by a process involving the Index Sponsor using a computer-based model, the Model, designed, owned and controlled by the Index Sponsor. The Model is intended, on each Index Selection Date (as defined in the accompanying underlying supplement), to identify a notional portfolio of the Selection Pool Indices that, if Liquid Alpha had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for Liquid Alpha during such period at a predetermined level of annualized volatility of 5.00%. The selection by the Model of the Liquid Alpha Constituents and their weights is based on a retrospective calculation, and there is no assurance that the Liquid Alpha Constituents and weights selected by the Model will cause the level of Liquid Alpha to increase.

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THE LIQUID ALPHA CONSTITUENTS ARE NOT EQUALLY WEIGHTED IN THE INDEX AND MAY OFFSET EACH OTHER — The Liquid Alpha Constituents are assigned different weightings within Liquid Alpha by the Model, and such weightings are periodically adjusted in accordance with the Model. The same return generated by two Liquid Alpha Constituents, whether positive or negative, may have a different effect on the performance of Liquid Alpha. Additionally, positive returns generated by one or more of the Liquid Alpha Constituents may be moderated, offset or more than offset by smaller positive returns or negative returns generated by the other Liquid Alpha Constituents, particularly if the Liquid Alpha Constituents that generate positive returns are assigned relatively low weightings in Liquid Alpha.

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THE ACTUAL EXPERIENCED VOLATILITY OF EACH LIQUID ALPHA CONSTITUENT AND LIQUID ALPHA MAY NOT EQUAL THE TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF LIQUID ALPHA — The weighting of each Liquid Alpha Constituent in Liquid Alpha is adjusted to target a volatility level of 5.00%. Because this adjustment is based on the volatility of the previous 60 business days, the actual volatility realized on the Liquid Alpha Constituents and Liquid Alpha will not necessarily equal the volatility target, which could have an adverse effect on Liquid Alpha and consequently the value of your securities.

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THE CALCULATION OF THE LIQUID ALPHA CLOSING LEVEL WILL INCLUDE A DEDUCTION OF COSTS FROM THE CONSTITUENT INDICES — On each trading day, the calculation of the closing level of Liquid Alpha will include a deduction of costs from the Liquid Alpha Constituents, currently ranging between a minimum of 21 basis points per annum and a maximum of 63 basis points per annum, depending on the individual weightings of the Liquid Alpha Constituents.

Risks Relating to the Liquid Alpha Constituents

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THE S&P X-ALPHA USD TOTAL RETURN STRATEGY INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the S&P X-Alpha USD Total Return Strategy Index (the “X-Alpha Index”) began on October 31, 2007. Therefore, the X-Alpha Index has limited performance history, and no actual investment which allowed a tracking of the performance of the X-Alpha Index was possible before that date.

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THE X-ALPHA INDEX CONSTITUENT PAIRS ARE NOT EQUALLY WEIGHTED IN THE X-ALPHA MODEL AND MAY OFFSET EACH OTHER — The X-Alpha Index uses a rules-based, mathematical model (the “X-Alpha Model”) that reflects the performance of eight Deutsche Bank proprietary equity indices (collectively, the “DB Regional Style Indices“) relative to the performance of four well known regional equity benchmark indices maintained by third-party sponsors (collectively, the “Benchmark Indices” and, together with the DB Regional Style Indices, the “X-Alpha Liquid Alpha Constituents”). The closing level of the X-Alpha Index on any trading day will depend on the performance, in relation to each pair of X-Alpha Liquid Alpha Constituents which consists of a DB Regional Style Index and a Benchmark Index (each, an “X-Alpha Index Constituent Pair”), of each DB Regional Style Index compared to the Benchmark Index with which it is paired. The X-Alpha Index Constituent Pairs are assigned different weightings in the X-Alpha Index. Positive returns generated by one or more X-Alpha Index Constituent Pairs may be moderated or more than offset by smaller positive returns or negative returns generated by the other X-Alpha Index Constituent Pairs, particularly if the X-Alpha Index Constituent Pairs that generate positive returns are assigned relatively low weightings in the X-Alpha Model.

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THE RETURNS OF THE X-ALPHA INDEX CONSTITUENT PAIRS WILL BE EXPOSED TO FLUCTUATIONS IN EXCHANGE RATES — For the purposes of determining the returns of the X-Alpha Index Constituent Pairs (each consisting of a DB Regional Style Index together with a Benchmark Index), the currency in which any DB Regional Style Index or Benchmark Index (if such currency is not U.S. dollars) will be converted into U.S. dollars at the relevant spot exchange rate. Any positive or negative return that is generated as a result of the performance of a DB Regional Style Index compared to that of a Benchmark Index with which it is paired is exposed to fluctuations in the exchange rate between the U.S. dollar and the currency in which such DB Regional Style Index and such Benchmark Index are publicly quoted.

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THE ACTUAL EXPERIENCED VOLATILITY OF EACH X-ALPHA INDEX CONSTITUENT PAIR AND THE X-ALPHA MODEL MAY NOT EQUAL TARGET VOLATILITY, WHICH MAY HAVE A NEGATIVE IMPACT ON THE PERFORMANCE OF THE X-ALPHA INDEX — The weighting of each X-Alpha Index Constituent Pair in the X-Alpha Model and the X-Alpha Model are adjusted to target a volatility level of 8%. Because this adjustment is based on recently experienced volatility and is subject to a minimum of 50% and a maximum of 150%, the actual volatility realized on the X-Alpha Index Constituent Pairs and the X-Alpha Model will not necessarily equal the volatility target, which could have an adverse effect on the value of the X-Alpha Index.

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THE CALCULATION OF THE CLOSING LEVEL OF THE X-ALPHA INDEX WILL INCLUDE THE DEDUCTION OF A BORROW FEE — On each trading day, the calculation of the closing level of the X-Alpha Index will include the deduction of a borrow fee to defray transaction costs incurred in relation to the X-Alpha Index on such day.

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THE DEUTSCHE BANK COMMODITY HARVEST USD TOTAL RETURN INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank Commodity Harvest USD Total Return Index (the “Commodity Harvest Index”) began on December 17, 2007. Therefore, the Commodity Harvest Index has limited performance history, and no actual investment which allowed a tracking of the performance of the Commodity Harvest Index was possible before that date.

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COMMODITY HARVEST INDEX STRATEGY RISK — The Commodity Harvest Index reflects a strategy that takes a long position in the Deutsche Bank Commodity Booster Index (the “Booster Index”) and a short position in the S&P GSCI™ Light Energy Index (the “S&P Light Energy Index”). With respect to certain of its constituent commodity futures contracts, the Booster Index employs a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), as does the S&P Light Energy Index, the Booster Index rolls to those futures contracts (from the list of tradable futures which expire in the next thirteen months), that seek to generate the maximum implied roll yield. The Booster Index aims to maximize the potential roll benefits in backwardated markets (where futures contracts prices are less than spot prices) and minimize losses in contango markets (where futures contracts prices are greater than spot prices). This strategy may not be successful. The value of the Commodity Harvest Index will be adversely affected if the Booster Index does not outperform the benchmark S&P Light Energy Index.

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COMMODITY MARKETS MAY BE HIGHLY VOLATILE — Commodity markets may be highly volatile and prices of commodities and commodity futures contracts can fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. In addition, certain commodities may be produced in a limited number of countries and may be controlled by a small number of producers. Political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities. Any of these factors could have an adverse effect on the performance of the Commodity Harvest Index.

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THE DEUTSCHE BANK BALANCED CURRENCY HARVEST (USD-FUNDED) INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank Balanced Currency Harvest (USD-Funded) Index (the “Currency Harvest Index”) began on October 19, 2005. Therefore, the Currency Harvest Index has limited performance history, and no actual investment which allowed a tracking of the performance of the Currency Harvest Index was possible before that date.

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CURRENCY HARVEST INDEX STRATEGY RISK — The strategy reflected in the Currency Harvest Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from exchange rate risk. This strategy may not be successful and there is no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk averse to high yielding currencies. Such risk aversion is greater with respect to the non-G10 currencies, which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility.

•
GAINS IN COMPONENTS OF THE CURRENCY HARVEST INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS — The Currency Harvest Index is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position.

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CURRENCY MARKETS MAY BE HIGHLY VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. The Currency Harvest Index components may include emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Political or economic instability is likely to have an adverse effect on the performance of the Currency Harvest Index.

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THE DEUTSCHE BANK SMART USD INDEX HAS LIMITED PERFORMANCE HISTORY — Publication of the Deutsche Bank SMART USD Index (the “SMART Index”) began on July 15, 2007. Therefore, the SMART Index has limited actual performance history, and no actual investment which allowed a tracking of the performance of the SMART Index was possible before that date.

•
SMART INDEX STRATEGY RISK — The SMART Index reflects an investment strategy that systematically selects steepening or flattening positions with respect to the USD yield curve. In order to capture returns generated by changes in the slope of the USD yield curve, the positions reflected in the SMART Index are determined on the basis of signals that indicate a rate cutting or rate hiking cycle, or, if such signals are inconclusive, on the basis of the yield of holding two forward starting interest rate swaps, receiving fixed payments of a 2-year maturity and making fixed payments of a 10-year maturity for one month’s time. This strategy may not be successful. If the slope of the USD yield curve does not behave in the manner indicated by the signals or remains flat or nearly flat for extended periods, the value of the SMART Index could be adversely affected.

•
LEVERAGED EXPOSURE TO THE SMART INDEX — Positive or negative returns generated by the SMART Index are five times leveraged before being assigned a weighting in Liquid Alpha by the Model. If the investment .

strategy reflected by the SMART Index does not generate positive results, the contribution of the SMART Index to Liquid Alpha will be the weighted, leveraged negative performance of the SMART Index

THE DEUTSCHE BANK LIQUID ALPHA USD 5 TOTAL RETURN® INDEX

This section is only a summary of Liquid Alpha. You should carefully read and consider the full description of Liquid Alpha that appears in underlying supplement No. 4 before deciding that an investment in the securities is suitable for you. Liquid Alpha has been calculated on an actual basis from April 17, 2008 and, for the period prior to that date, has been retrospectively calculated from January 21, 1999 (the “Index Commencement Date”).

The Liquid Alpha Constituents comprising the index and their weights are selected by a process involving Deutsche Bank AG, London Branch or any duly appointed successor as Index Sponsor using a computer-based model, referred to as the Model, designed, owned and controlled by Deutsche Bank AG, London Branch. The Model is intended, on each Index Selection Date (as defined in the accompanying underlying supplement), to identify a notional portfolio of the Selection Pool Indices that, if Liquid Alpha had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the index during such period at a predetermined level of volatility.

The Selection Pool Indices are proprietary indices of Deutsche Bank or Standard & Poor’s and are categorized into one of five asset classes: equity, rates, commodities, FX and cash. The current Liquid Alpha Constituents, together with details of their Selection Pool Index Type, are set out below.

Liquid Alpha Constituents	Selection Pool Index Type	Bloomberg Code
S&P X-Alpha USD Total Return Strategy Index	Equity	SPXADT
Deutsche Bank Commodity Harvest USD Total Return Index	Commodity	DBCMHLTU
Deutsche Bank Balanced Currency Harvest (USD-Funded) Index	FX	DBHVBUSF
Deutsche Bank SMART USD Index	Rates	DBSMARTD
Deutsche Bank Fed Funds Total Return Index	Cash	DBMMFED1

Certain of the Selection Pool Indices involve a dynamic allocation to underlying reference assets reflecting an alpha investment strategy. “Alpha” refers to the difference in the performance of an asset relative to a benchmark asset, and an alpha investment strategy is a strategy that aims to generate returns without regard to the direction of the benchmark asset.

The Bloomberg page relating to Liquid Alpha is DBLAUT5J or any successor to such page or service as selected by the Index Sponsor from time to time. Certain details as to levels of the index and adjustments made in respect of the index may be made available on such page.

EMERALD

The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”) tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500® Index on a weekly rolling basis.  EMERALD was created by Deutsche Bank AG, the Index Sponsor, on October 12, 2009 and is calculated, maintained and published by the Index Sponsor. The closing level of EMERALD was set to 100 on March 16, 1998 (the “Index Base Date”). EMERALD is denominated in U.S. dollars.

Investment Strategy and Index Construction

Investment Strategy

The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an index exhibiting negative serial correlation would under-represent the amount by which the index moved during the week and realized volatility measured from daily returns of such an index would exceed realized volatility measured from weekly returns.

EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500® Index by periodically buying daily volatility and selling weekly volatility on the S&P 500® Index in equal notional amounts. EMERALD will increase if daily realized volatility exceeds weekly realized volatility over a given week, and decrease under the opposite scenario.

Volatility is a statistical measure of the amount of movement of the price of an asset over a period of time and is the market standard for expressing the riskiness of an asset.  Volatility is generally calculated based on the natural logarithm of the return of an asset between each observation. Realized volatility is a calculation of this amount of movement historically from prices or levels of the asset observed periodically in the market over a set period.  The realized volatility is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, six-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a six-month period.  Implied volatility is a market estimate of the volatility an asset will realize over a future period of time.  Implied volatility is determined from the market prices of listed options on the asset.

Variance is the square of volatility and is used in certain products in the over-the-counter (OTC) derivatives market in place of volatility due to mathematical properties that make it more convenient for financial institutions to value and hedge those products. EMERALD primarily uses variance in its calculations for this reason, but uses and refers to volatility as a standard reference measure consistent with market practice.

Index Construction

EMERALD is a composite of five weekday sub-indices, one each for Monday, Tuesday, Wednesday, Thursday, and Friday, each beginning on a weekday and resetting on the corresponding weekday in the following week (each a “Sub-Index” and together the “Sub-Indices”). Each Sub-Index represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.

Each week, the notional amount of each Sub-Index is reset on its respective weekday to an amount such that the Sub-Index level would change by approximately 10% if the weekly-observation volatility is lower (resulting in a positive change to the index) or higher (resulting in a negative change to the index) than the daily-observation volatility by 15% of the volatility at resetting (calculated as described below) over a 6 month period. (This relationship is hypothetical and is impacted by the absolute levels at which the daily and weekly volatilities are realized over the period.  Higher volatilities result in a greater change; lower volatilities in a lesser change.)

The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day.  The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry dates to form a fair implied variance curve, from which the 6-month implied variance is linearly interpolated. The 6-month implied volatility is the square root of the 6-month implied variance.

The daily observed volatility of each Sub-Index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD.  Historically, this cost factor has been on average approximately 1 basis point (0.01%) per trading day.

Calculation of the Index Closing Level

The Index Closing Level for EMERALD for any CBOE Trading Day (as defined below) is calculated by adding to the Index Closing Level as of the prior CBOE Trading Day the change in level of each Sub-Index from such prior day to the current day.

The Index Closing Level for EMERALD and each of the Sub-Indices will be calculated by the Index Sponsor and rounded if necessary to the sixth decimal place, with 0.0000005 being rounded upwards. However, the Index Closing Level will be rounded for publication if necessary to two decimal places, with 0.005 being rounded upwards (see “Availability of Index Closing Levels and Adjustments” below).

The methodology described herein is subject to the provision set out in ”Change in the Methodology of the Index” below.

Index Sponsor

Unless otherwise provided and subject to “Change in Methodology of the Index” all determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Definitions

“Disruption Event” means, in respect of EMERALD on any day, an event (other than a Force Majeure Event and including a national holiday or a day of national mourning) that would require the Index Sponsor to calculate the S&P 500® Index, derivatives based on the S&P 500® Index, and/or the implied volatility of the S&P 500® Index on an alternative basis were such event to occur or exist on such day, all as determined by the Index Sponsor.

Without limitation, each of the following may be a Disruption Event if so determined by the Index Sponsor:

(i)
“Price Source Disruption”: a price source is temporarily or permanently discontinued, unavailable or not announced or published thereby preventing or restricting the information necessary for determining the S&P 500® Index or its volatility.

(ii)	“Trading Suspension”: a material suspension of trading in any instrument relevant to the calculation of EMERALD (a “relevant instrument”);

(iii)	“Disappearance of Relevant Instrument”: the failure of trading to commence, or the permanent discontinuation of trading in any relevant instrument;

(iv)	“Material Change in Formula”: the occurrence of a material change in the formula for or the method of calculating any relevant instrument;

(v)
“De Minimis Trading”: the number of units of a relevant instrument traded on any relevant date is materially reduced or liquidity in the market for any relevant instrument is otherwise reduced for any reason;

(vi)
“Change of Law or Rules”: any change in, or amendment to, the laws, rules or regulations relating to any relevant instrument or a change in any application or interpretation of such laws, rules or regulations;

(vii)	“Pricing Disruption”: the Index Sponsor is temporarily or permanently unable to calculate or determine the value of any relevant instrument; or

(viii)
“Settlement Disruption”: the Index Sponsor determines in its sole and absolute discretion that trading in, or settlement in respect of any relevant instrument is subject, temporarily or permanently, to any material disruption.

“Force Majeure Event” means, in respect of EMERALD, an event or circumstance (including, without limitation, a systems failure, fire, building evacuation, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that affects the ability of the Index Sponsor to calculate or determine EMERALD and which is beyond the reasonable control of the Index Sponsor.

“CBOE Trading Day” means a day, as determined by the Index Sponsor, on which the Chicago Board Options Exchange (the “CBOE”) is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

Change in Methodology of EMERALD

In calculating and determining the value of EMERALD, the Index Sponsor will, subject to the provisions below, employ the methodology described above. The application of such methodology by the Index Sponsor will be conclusive and binding. While the Index Sponsor currently employs the above described methodology to calculate EMERALD, no assurance can be given that fiscal, market, regulatory, juridical, financial or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting transactions on the same or similar terms to any financial instrument for which values will be derived from the S&P 500® Index and its volatility including options and swaps based on the S&P 500® Index) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and the Index Sponsor will be entitled to make any such modification or change if necessary in order for EMERALD to be calculable. The Index Sponsor may also make modifications to EMERALD to correct any manifest or proven error or to cure, correct or supplement any ambiguity or defective provision contained in this description.

Publication of Index Closing Level and Adjustments

The Index Closing Level will be published on Bloomberg Services under the title “DBVEMR Index.”

“Equity Mean Reversion Alpha Index” or “EMERALD” is a proprietary index of Deutsche Bank. Any use of such index or its name must be with the consent of Deutsche Bank.

 The Bloomberg page relating to EMERALD is DBVEMR or any successor to such page or service as selected by the Index Sponsor from time to time. Certain details as to levels of EMERALD and adjustments made in respect of EMERALD may be made available on such page.

Historical Information for EMERALD

EMERALD has existed only since October 12, 2009 and publication of EMERALD began on October 12, 2009. The historical performance data below from October 12, 2009 through March 15, 2011 represent the actual performance  of EMERALD. The performance data prior to October 12, 2009 reflect a retrospective calculation of the levels of  EMERALD using archived data and the current methodology for the calculation of EMERALD. The closing level of EMERALD on March 15, 2011 was 210.190. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD was possible at any time prior to October 12, 2009. The historical levels of EMERALD should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of EMERALD will result in the return of your initial investment.

Historical Information for Liquid Alpha

Liquid Alpha has existed only since April 17, 2008 and publication of Liquid Alpha began on April 23, 2008. The historical performance data below from April 17, 2008 through March 15, 2011 represent the actual performance of Liquid Alpha. The performance data prior to April 17, 2008 reflect a retrospective calculation of the levels of Liquid Alpha using archived data and the current methodology for the calculation of Liquid Alpha. The closing level of Liquid Alpha on March 15, 2011 was 2,935.586. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of Liquid Alpha was possible at any time prior to April 17, 2008. The historical levels of Liquid Alpha should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level. We cannot give you assurance that the performance of Liquid Alpha will result in the return of your initial investment.

For historical information of the Liquid Alpha Constituents, see “Historical Information for Liquid Alpha Constituents” below.

Historical Information for Liquid Alpha Constituents

The Deutsche Bank Fed Funds Total Return Index

The Deutsche Bank Fed Funds Total Return Index (the “Fed Funds Index”) has existed only since October 8, 2007. The historical performance data below from October 8, 2007 through March 15, 2011 represent the actual performance of such index. The performance data prior to October 8, 2007 reflect a retrospective calculation of the levels of the Fed Funds Index using archived data and the current methodology for the calculation of the Fed Funds Index. The closing level of the Fed Funds Index on March 15, 2011 was 171.6532.  All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Fed Funds Index was possible at any time prior to October 8, 2007.

The Deutsche Bank Balanced Currency Harvest (USD-Funded) Index

The Deutsche Bank Balanced Currency Harvest (USD-Funded) Index (the “Currency Harvest Index”) has existed only since October 19, 2005. The following graph sets forth the historical performance of the Currency Harvest Index from February 1, 2006 to March 15, 2011. The closing level of the Currency Harvest Index on March 15, 2011 was 330.41. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Currency Harvest Index was possible at any time prior to October 19, 2005.

The Deutsche Bank SMART USD Index

The Deutsche Bank SMART USD Index (the “SMART Index”) has existed only since July 15, 2007. The historical performance data below from July 15, 2007 through March 15, 2011 represent the actual performance of such index. The performance data prior to July 15, 2007 reflect a retrospective calculation of the levels of the SMART Index using archived data and the current methodology for the calculation of the SMART Index. The closing level of the SMART Index on March 15, 2011 was 110.9016. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the SMART Index was possible at any time prior to July 15, 2007.

The Deutsche Bank Commodity Harvest USD Total Return Index

The Deutsche Bank Commodity Harvest USD Total Return Index (the “Commodity Harvest Index”) has existed only since December 17, 2007. The historical performance data below from December 17, 2007 through March 15, 2011 represent the actual performance of such index. The performance data prior to December 17, 2007 reflect a retrospective calculation of the levels of the Commodity Harvest Index using archived data and the current methodology for the calculation of the Commodity Harvest Index. The closing level of the Commodity Harvest Index on March 15, 2011 was 285.06. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Commodity Harvest Index was possible at any time prior to December 17, 2007.

The Standard and Poor’s X-Alpha USD Total Return Strategy Index

The Standard and Poor’s X-Alpha USD Total Return Strategy Index (the “X-Alpha Index”) has existed only since October 31, 2007. The historical performance data below from October 31, 2007 through March 15, 2011 represent the actual performance of such index. The performance data prior to October 31, 2007 reflect a retrospective calculation of the levels of the X-Alpha Index using archived data and the current methodology for the calculation of the X-Alpha Index. The closing level of the X-Alpha Index on March 15, 2011 was 3,115.524. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the X-Alpha Index was possible at any time prior to October 31, 2007.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the Deutsche Bank Liquid Alpha USD 5 Total Return® Index (“Liquid Alpha”) and the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”). The securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Market Disruption Events

With respect to Liquid Alpha, a “Market Disruption Event” has the meaning assigned to it in underlying supplement No. 4.

With respect to EMERALD, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a Disruption Event or a Force Majeure Event (as such terms are defined above under “EMERALD – Definitions”) materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

If a closing level for a Basket Index is not available on the Final Valuation Date or Redemption Trigger Valuation Date due to the occurrence or continuation of a Market Disruption Event or a non-trading day, then such Valuation Date for such Basket Index will be postponed to the next trading day upon which a Market Disruption Event with respect to such Basket Index is not occurring and a closing level for such Basket Index is available; provided that the determination of such closing level will not be postponed more than five trading days after the originally scheduled Valuation Date. If the closing level of a disrupted Basket Index has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such closing level in good faith and in a commercially reasonable manner. The closing level for a Basket Index not affected by a Market Disruption Event will be determined on the originally scheduled Valuation Date.

Upon postponement of any Valuation Date, the Maturity Date or Redemption Trigger Payment Date, as applicable, will be postponed in order to maintain the same number of business days that originally had been scheduled between such Valuation Date and the Maturity Date or Redemption Trigger Payment Date, as applicable.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Trading day” means, for each Basket Index separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Index, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

“Relevant Exchange” means, for each Basket Index separately, the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) any security or other component then included in such Basket Index, or (ii) any futures or options contract or fund related to such Basket Index or to any security or other component then included in such Basket Index.

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on any date on which a value for such Basket Index must be taken for the purposes of the security, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities or securities.

If the Sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for such Basket Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event or a discontinuation of a Basket Index and whether there has been a material change in the method of calculating a Basket Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon a Redemption Trigger Event on or prior to 11:00 a.m. on the business day preceding the Maturity Date or Redemption Trigger Payment Date, as applicable.

All calculations with respect to the levels of the Basket Indices will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity or upon a Redemption Trigger Event will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. holders (as defined below) who are present in the United States for 183 days or more in the taxable year in which their securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities (including upon a Redemption Trigger Event), you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income on the sale, exchange or retirement of the securities would be ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the securities are treated as prepaid financial contracts, you might be required to include amounts in income during the term of the securities and/or to treat all or a portion of the gain or loss on the sale or retirement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, rebalancing, recomposition, change in methodology of or substitution of a successor to a Basket Index or an index constituent could result in a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

Because part of the Redemption Amount is determined by reference to the Currency Harvest Index, it is also possible that certain rules and regulations relating to foreign currency instruments under Section 988 of the Code could apply to the securities. If these rules were to apply, all or a portion of your gain or loss on the securities that would otherwise be treated as capital gain or loss could be treated as ordinary income or loss, unless before the close of the day on which you acquired your securities you made a valid election pursuant to the applicable Treasury regulations to treat such gain or loss as capital gain or loss. We believe that it is reasonable to treat the election as available to the extent that Section 988 would otherwise apply and that there should be no adverse consequences as a result of having made a protective election under Section 988. To make the election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the securities on your books and records, on the day you acquire them, as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or retirement you have held the securities for more than one year. You should consult your tax adviser regarding the availability of the election, the advisability of making it and the conditions and procedures for doing so.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legislation Enacted in 2010

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities (including upon a Redemption Trigger Event) should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you may be subject to withholding if you do not provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences Under Possible Alternative Treatments. If the securities were treated as indebtedness, any income from the securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person or otherwise satisfied applicable requirements; and (ii) any income from the securities was not effectively connected with your conduct of a trade or business in the United States. As a practical matter, you may be subject to withholding unless you provide an IRS Form W-8BEN (or W-8ECI, if appropriate).

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

It is possible that the IRS will determine, based on legislation enacted in 2010, that the payment of the portion of the Redemption Amount deemed attributable to dividend payments made by U.S. corporations (or the receipt of sales proceeds deemed attributable to such dividend payments) constitutes U.S.-source dividend income, subject to U.S. withholding tax at a rate of 30% (or a lower treaty rate, if applicable), possibly on a retroactive basis.  Alternatively, withholding tax might be due each time a DB Regional Style Index is credited with an amount that reflects underlying dividends paid by U.S. corporations, even though you would not receive a cash payment at that time, in which case we may deduct the amount of any such tax from amounts subsequently payable with respect to your securities.  In either case, we would not pay any additional amounts on account of any such withholding tax.  You should consult your tax adviser regarding the possible imposition of withholding tax under this legislation.

Information Reporting and Backup Withholding

 The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

 USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The issue price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon early redemption pursuant to the occurrence of a Redemption Trigger Event. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or its constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Indices or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount of securities. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority (FINRA) regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.